As filed with the Securities and Exchange Commission on February 21, 2024
Registration No. 333-249548
Registration No. 333-254357
Registration No. 333-270797

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-249548
Form S-8 Registration Statement No. 333-254357
Form S-8 Registration Statement No. 333-270797

UNDER
THE SECURITIES ACT OF 1933

EARGO, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-3879804
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2665 North First Street, Suite 300 San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

2010 Equity Incentive Plan
2020 Incentive Award Plan
2020 Employee Stock Purchase Plan
(Full title of the plan)

Christy La Pierre
Chief Legal Officer and Secretary
2665 North First Street, Suite 300
San Jose, California 95134
(Name and address of agent for service)

(650) 351-7700
(Telephone number, including area code, of agent for service)

Copy to:

Elizabeth K. Bieber
Freshfields Bruckhaus Deringer US LLP
3 World Trade Center
175 Greenwich Street
New York, NY 10007
(212) 277-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the deregistration of all shares of common stock, par value $0.0001 per share (the “Common Stock”), of Eargo, Inc., a Delaware corporation (the “Company”), remaining unsold or otherwise unissued under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

1.
Registration Statement on Form S-8 (File No. 333-249548), originally filed with the SEC on October 19, 2020 pertaining to the registration of (i) 351,530 shares of Common Stock for issuance under the Company's 2010 Equity Incentive Plan (the “2010 Plan”), (ii) 234,384 shares of Common Stock for issuance under the Company's 2020 Incentive Award Plan (the “2020 Plan”), and (iii) 36,338 shares of Common Stock for issuance under the Company’s 2020 Employee Stock Purchase Plan (the “ESPP”), in each case as adjusted to reflect the one-for-twenty reverse stock split effected by the Company on January 18, 2023 (the “Reverse Stock Split”);

2.
Registration Statement on Form S-8 (File No. 333-254357), originally filed with the SEC on March 16, 2021, pertaining to the registration of (i) 95,616 additional shares of Common Stock for issuance under the 2020 Plan and (ii) 19,123 additional shares of Common Stock for issuance under the ESPP, in each case as adjusted to reflect the Reverse Stock Split; and

3.
Registration Statement on Form S-8 (File No. 333-270797), originally filed with the SEC on March 23, 2023, pertaining to the registration of (i) 3,549,358 additional shares of Common Stock for issuance under the 2020 Plan and (ii) 226,923 additional shares of Common Stock for issuance under the ESPP.

On February 16, 2024, pursuant to the Agreement and Plan of Merger dated as of October 29, 2023 (the “Merger Agreement”), by and among the Company, PSC Echo Parent LLC, a Delaware limited liability company (“Parent”), and PSC Echo Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving such merger as the surviving corporation (the “Merger”).

As a result of the Merger and the related transactions contemplated by the Merger Agreement, the Company has terminated any and all offerings of the Company's securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered but unsold or otherwise unissued under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on February 21, 2024. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

EARGO, INC.

By:	/s/ Christy La Pierre
Name:	Christy La Pierre
Title:	Chief Legal Officer and Secretary